                     SHARE AND ASSET PURCHASE AGREEMENT


 THIS AGREEMENT is made the 28th day of October, 1997.

 BETWEEN:

                CCL INDUSTRIES INC.,
                a corporation incorporated under the laws of Canada

                (herein called "CCL")

                - and -

                CCL INDUSTRIES CORPORATION,
                a corporation incorporated under the laws of the State of Delaware

                (hereinafter called "CCL Delaware")

                - and -

                OUTSOURCING SERVICES GROUP, INC.
                a corporation incorporated under the laws of Delaware

                (hereinafter called the "Purchaser")


 WHEREAS CCL Delaware, a wholly-owned indirect subsidiary of CCL, owns all of the issued and outstanding shares of Kolmar Laboratories, Inc., a corporation incorporated under the laws of the State of Delaware
 ("Kolmar");

 AND WHEREAS Kolmar and its wholly-owned subsidiaries, Kolmar de Mexico, S.A. de C.V., Kolmar (Aust.) Pty. Limited and Designed Cosmetics, Inc. carry on the business of manufacturing and packaging of cosmetics, toiletries and skin care products in the United States, Mexico and Australia;

 AND WHEREAS CCL, through its operating division, Kolmar Canada (the "Division") carries on the business of manufacturing and packaging of cosmetics, toiletries and skin care products at the Division's facilities located in Barrie, Ontario;

 AND WHEREAS the Purchaser desires to purchase from CCL Delaware and CCL Delaware desires to sell to the Purchaser all of the issued and outstanding shares of Kolmar;

 AND WHEREAS the Purchaser desires to purchase from CCL and CCL desires to sell to the Purchaser substantially all of the assets of the Division and in connection therewith, the Purchaser will assume certain liabilities of the Division;

 THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set out, the parties hereto respectively covenant and agree as follows:


                       ARTICLE I    -  INTERPRETATION

 1.1 Where used herein the following terms shall have the following meanings:


 (a)  "Accounts Receivable" has the meaning set out in subsection 4.1(b);

 (b) "Adjustment Amount" has the meaning set out in subsection 5.2(e) and "Adjustment Request" has the meaning set out in subsection 5.2(c);

 (c)  "Assignable Permits" has the meaning set out in subsection 4.1(g);

 (d)  "Assumed Liabilities" has the meaning set out in Section 4.3;

 (e) "Barrie Facility" means the real property located at Barrie, Ontario as described in Schedule 6.8 - Real Property, and the buildings, structures and fixtures thereon or thereto and the equipment used in the Business located on such property;

 (f) "Business" means collectively, the business of manufacturing and packaging of cosmetics, toiletries and skin care products carried on by the Division, Kolmar and the Subsidiaries;

 (g)  "CCL's Accountants" means KPMG, Chartered Accountants;

 (h) "Closing" means the consummation of the transaction of purchase and sale as contemplated herein in accordance with Article XII;

 (i) "Closing Statement of Net Assets" means the audited statement of net assets of the Business as of the Closing Date, prepared on a basis consistent with the preparation of the Reference Pro Forma Statement of Net Assets;


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 (j)  "Closing Date" means December 31, 1997 or such other date as the parties hereto may mutually agree;

 (k) "Code" means the United States Internal Revenue Code of 1986, as amended;

 (l) "Customer Owned Inventory" means all raw materials, work-in-progress, finished goods and other materials used in the business of the Division and owned by customers of or suppliers to the Division;

 (m)  "Division" means Kolmar Canada, a division of CCL;

 (n) "Division Contracts" means the Division's agreements, contracts, leases or commitments relating to the Business, as of the Closing Date described in subsection 4.1(f) hereof;

 (o) "Environmental Laws" means all applicable laws in effect on the Closing Date which regulate or relate to (i) the protection or clean-up of the environment; (ii) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handing or disposal of, or emission, discharge or other release of Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid); or (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources;

 (p) "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended;

 (q) "ERISA Affiliate" of any person means only other person that together with such person as of the relevant hearing date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code;

 (r)  "Excluded Assets" has the meaning set out in Section 4.2;

 (s)  "Excluded Liabilities" has the meaning set out in Section 4.4;

 (t) "Financial Statements" means the audited historical financial statements of the Business, for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997 copies of which are attached hereto as Schedule 1.1(t) - Financial Statements;

 (u) "GAAP" means generally accepted accounting principles as set forth in statements from Auditing Standards No. 69 entitled "The Meaning of Present Fairly in Conformance with Generally Accepted Accounting Principles in the Independent Auditors Reports" issued by the Auditing Standards Board of American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination;

 (v) "Governmental Entity" means any government, governmental agency, bureau, board, commission, department or regulatory agency;

 (w) "Hazardous Substances" shall mean any substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws;

 (x) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended;

 (y)  "Independent Accountants" has the meaning set out in subsection
      5.2(c);

 (z)  "Intellectual Property" has the meaning set out in Section 6.15;

 (aa) "Inventories" means all finished goods, work-in-progress and raw materials used in the Business;

 (bb) "Liens" means all mortgages, claims, charges, liens, security interests, adverse claims and other restrictions of any kind and nature whatsoever;

 (cc) "Net Asset Value" means the amount by which the assets exceed the liabilities of the Business as determined from the Reference Balance Sheet or the Closing Balance Sheet, as the case may be;

 (dd) "Offsite Locations" has the meaning set out in subsection 9.1(c);

 (ee) "Purchaser's Accountants" means Deloitte & Touche, LLP;

 (ff) "Purchaser Party" shall have the meaning given in Section 9.1;

 (gg) "Permitted Liens" means those liens set forth on Schedule 1.1 (gg) - Permitted Liens;

 (hh) "Purchased Assets" has the meaning set out in Section 4. l;

 (ii) "Purchased Shares" means all of the issued and outstanding shares of Kolmar;

 (jj) "Real Property" has the meaning set out in Section 6.8;

 (kk) "Reference Pro Forma Statement of Net Assets" means the estimated pro forma statement of net assets of the Business as of December 31, 1997 attached hereto as Schedule 1.1 (kk) - Reference Pro Forma Statement of Net Assets;

 (ll) "Subsidiaries" means, collectively, Kolmar de Mexico, S.A. de C.V. ("Kolmar Mexico"), Kolmar (Aust.) Pty. Limited ("Kolmar Australia") and Designed Cosmetics, Inc.;

 (mm) "Taxes" means all taxes, including, without limitation, payroll and other taxes or charges related to employment, customs duties, rates, levies, assessments, reassessments and other charges together with all penalties, interest and fines with respect thereto, payable to any federal, provincial, state, municipal, local or other government or government agency or authority, domestic or foreign; and

 (nn) "Time of Closing" means 10:00 a.m. on the Closing Date.

 1.2 For purposes of this Agreement "business day" means a day other than Saturday, Sunday or a statutory holiday in the Province of Ontario, the State of New York or the State of California.

 1.3  "Agreement, "this Agreement", "hereto", "hereof", "herein",
 "hereunder" and similar expressions refer to this Agreement including its Schedules and not to any particular Article, Section, paragraph, clause or other portion of this Agreement and include every amendment or instrument supplementary hereto or in implementation hereof.

 1.4 All dollar amounts referred to herein are in lawful currency of the United States of America.

 1.5 Except where the context otherwise indicates, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine gender and "persons" shall include individuals, partnerships, joint ventures, associations, corporations, unincorporated organizations and all other forms of legal or business organizations, governments, regulatory or governmental agencies, commissions, departments or instrumentalities.

 1.6 The headings of all Articles hereof are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.


                    ARTICLE II  - SCHEDULES AND EXHIBITS

 The following are the Schedules and Exhibits to this Agreement:

 Schedule 1.1(t)     -            Financial Statements
 Schedule 1.1 (gg)   -            Permitted Liens
 Schedule 1. 1 (kk)  -            Reference Pro Forma Statement of Net Assets
 Schedule 4. 1 (f)   -            Division Contracts
 Schedule 4.1(g)     -            Permits
 Schedule 4.1(i)     -            Pension Plan
 Exhibit 5.2         -            Excluded Indebtedness
 Schedule 5.3        -            Allocation of Purchase Price
 Schedule 6.7        -            Consents
 Schedule 6.8        -            Real Property
 Schedule 6.9        -            Financial Statement Exceptions
 Schedule 6.10       -            Material Changes
 Schedule 6.11       -            Contracts
 Schedule 6.12       -            Litigation
 Schedule 6.13       -            Employment Agreements
 Schedule 6.14       -            Compliance with Laws
 Schedule 6. 15      -            Intellectual Property
 Schedule 6.16       -            Taxes
 Schedule 6. 17      -            Benefit Plans
 Schedule 8.4        -            Environmental Insurance
 Schedule 9. 1       -            Environmental Matters
 Exhibit 12.2        -            Opinion of Counsel to CCL
 Exhibit 12.3        -            Opinion of Counsel to the Purchaser
 Schedule 13.11      -            Hands-Off


                ARTICLE III   -  PURCHASE OF PURCHASED SHARES

 3.1 Subject to the terms and conditions hereof, CCL covenants and agrees to cause CCL Delaware and CCL Delaware covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from CCL Delaware at Closing, all but not less than all of the Purchased Shares.


                                ARTICLE IV  -
              PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

 4.1 Subject to the terms and conditions hereof, CCL covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from CCL, effective as of the close of business on the Closing Date, the following property and assets of the

 Division wheresoever located as a going concern (collectively, the "Purchased Assets") with good and marketable title therein and thereto, free and clear of all Liens except for Permitted Liens:

 (a)    the Barrie Facility;

 (b) all accounts receivable, trade accounts, notes receivable, book debts, credits, rebates and allowances and other debts due or accruing due to CCL with respect to the Division and the full benefit of all security for such accounts, notes and debts ("Accounts Receivable");

 (c)    all Inventories of the Division, other than Customer Owned
        Inventory;

 (d) all machinery, equipment, vehicles, fixtures, storage tanks, jigs, dies, molds, material handling equipment, spare parts, data processing equipment, computer software, office equipment, furniture and furnishings located at the Division or for use at the Division but under repair or maintenance at third party premises (collectively the "Division Equipment");

 (e)    the prepaid expenses and deposits of the Division;

 (f)    the full benefit of:

        (i) the contracts, agreements and commitments described in Schedule 4.l (f) - Division Contracts;

        (ii) all executory agreements entered into by CCL with respect to the Division in the ordinary course of business of the Division on normal commercial terms for the provision of services or goods to the Division;

       (iii) all executory agreements entered into by CCL with respect to the Division in the ordinary course of the business of the Division on normal commercial terms for the sale of Inventories or the provision of services by the Division; and

        (iv) all employment and collective bargaining agreements;

 (g) the licenses, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule 4.1(g)
        - Permits and noted thereon as being assignable or transferable to the Purchaser whether with or without the consent of any person (the "Assignable Permits");

 (h) all trade marks and trade names, patents, copyrights, know-how, trade secrets, technology and industrial or intellectual property rights related thereto described in Schedule 6.15 - Intellectual Property as owned by or licensed to the Division;

 (i)    the pension plan described in Schedule 4.1(i) - Pension Plan;

 (j) all books, records, files and documents of the Division, including, without limitation, (i) all operations or other manuals pertaining to the Division and its business, product and component specifications, (ii) lists of customers of or suppliers of or goods and services to the Division, (iii) sales catalogues, advertising material, manufacturing data, production records, quality control and product recall records, inventory and supply records and equipment manufacturer records, employee manuals and personnel records (and the copyright pertaining thereto), (iv) all other records pertaining to the Division and its business, (together with, in the case of any such information that is stored electronically, the media on which same is stored), (v) all restrictive or negative covenant agreements, non-competition agreements or non-solicitation agreements which CCL has with past or present employees of the Division and (vi) all letters (or extracts therefrom pertaining to the Division) from attorneys, accountants and consultants; and

 (k) the goodwill of the Division and its business, including the right to the use of the name "Kolmar" in Canada.

 4.2 Except as set out in Section 4.1 and except for the Purchased Shares, the Purchaser is not purchasing or acquiring any property or assets of CCL or the Division or any entity affiliated with CCL (collectively the "Excluded Assets").

 4.3 The Purchaser covenants and agrees to assume and thereafter discharge, fulfill and perform in accordance with their terms, from and after the Closing Date, all of the liabilities and obligations of the Division (except Excluded Liabilities) including without limitation the following liabilities and obligations of CCL with respect to the Division (the "Assumed Liabilities"):

 (a) all liabilities of the Division related to the Business included in, reserved against or accrued in the Closing Balance Sheet;

 (b) all liabilities or obligations of CCL under the Division Contracts and the Assignable Permits;

 (c)    all employment obligations as provided for in Section 10.7; and

 (d)    all product warranty obligations as provided in Section 10.8.

 4.4 Except as set out in Section 4.3, the Purchaser is not assuming any other liabilities or obligations of CCL (collectively the "Excluded Liabilities").

          ARTICLE V  - PAYMENT AND ALLOCATION OF THE PURCHASE PRICE

 5.1 In consideration for the purchase of the Purchased Shares and the Purchased Assets, at the Time of Closing the Purchaser shall assume the Assumed Liabilities and shall pay $80,000,000 (the "Purchase Price") by certified cheque or wire transfer of immediately available finds payable to or to the order of CCL or as CCL may otherwise in writing direct the Purchaser.

 5.2(a) CCL shall prepare or cause to be prepared as soon as possible after the Closing Date, the Closing Statement of Net Assets and the Purchaser covenants and agrees to provide to CCL all reasonable access to the premises and records of the Business and all necessary assistance to permit CCL to complete the Closing Statement of Net Assets on a timely basis. The Closing Statement of Net Assets shall be prepared from the books and records of the Business in accordance with GAAP applied on a basis consistent with the preparation of the Reference Pro Forma Statement of Net Assets. In particular, the Closing Statement of Net Assets will use the same rate of exchange for conversion into U.S. dollars as was used in the preparation of the Reference Pro Forma Statement of Net Assets. In addition, the Closing Statement of Net Assets shall be prepared on the basis that all cash of the Business as at the Closing Date belongs to CCL and the indebtedness described in Schedule 5.2
             - Excluded Indebtedness as at December 31, 1997 has been eliminated by CCL in a manner acceptable to the Purchaser acting reasonably.

 (b) CCL shall cause CCL's Accountants to audit the Closing Statement of Net Assets and review the estimated Adjustment Amount of the Business and shall, within 45 days after the Closing Date deliver the Closing Statement of Net Assets to the Purchaser, along with a report concerning the computation of the Adjustment Amount. CCL and Kolmar shall cooperate fully and completely in responding to questions and requests for information submitted by CCL's Accountants in connection with their audit of the Closing Statement of Net Assets and, with reasonable prior notice, provide them with full access to all books and records of the Business to the extent related to their audit of the Closing Statement of Net Assets or the computation of the Adjustment Amount. CCL shall cause CCL's Accountants, (i) to provide Purchaser's Accountants with full access to all work papers of CCL's Accountants prepared in connection with their audit of the Closing Statement of Net Assets and the report concerning the computation of the Adjustment Amount and (ii) to fully cooperate with all reasonable requests by Purchaser's Accountants for the purpose of expediting and simplying the review of the Closing Statement of Net Assets and the review of the computation of the Adjustment amount to be performed by Purchaser's Accountants pursuant to Section 5.2(c).

 (c) Purchaser's Accountants shall have the longer of 30 days following the delivery of the Closing Statement of Net Assets or 45 days following the Closing in which to review the Closing Statement of Net Assets and the computation of the Adjustment Amount at Purchaser's expense, and if, in Purchaser's Accountants' reasonable judgment, the Closing Statement of Net Assets does not fairly present the Net Asset Value of the Business as at the Closing Date as adjusted as described in subsection 5.2(e) or the computation of the Adjustment amount is not correct, then Purchaser's Accountants and Purchaser shall, within such 30-day period or 45-day period, as the case may be, deliver to CCL and CCL's Accountants a proposed adjustment to the Closing Statement of Net Assets and the Adjustment Amount in writing (the "Adjustment Request") setting forth (x) the amount of the proposed adjustment, (y) the item or items to which such proposed adjustment relates, and (z) the facts and circumstances supporting the reasonableness and propriety of such adjustment; provided, however, that no proposed adjustments shall be delivered to CCL or CCL's Accountants under this subsection 5.2(c) unless, and then only to the extent that, the aggregate of all adjustments proposed under this subsection 5.2(c) exceeds $250,000 on a net basis. CCL shall cause CCL's Accountants and the Purchaser shall cause Purchaser's Accountants to use their best efforts for 15 days after the delivery of the Closing Statement of Net Assets Adjustment Request to agree upon any proposed adjustments to the Closing Statement of Net Assets or the Adjustment Amount. Upon the expiration of such 15-day period, CCL or Purchaser may submit in writing for resolution to Price Waterhouse, Certified Public Accountants (the "Independent Accountants") any dispute with respect to the Closing Statement of Net Assets or the computation of the Adjustment Amount which has not been resolved. As promptly as practicable, but in no event later than 30 days after such submission, CCL shall cause CCL's

            Accountants and the Purchaser shall cause Purchaser's Accountants to deliver to the Independent Accountants written submissions in support of their respective positions with respect to such dispute, and CCL and the Purchaser shall cause the Independent Accountants to resolve such dispute based solely on such written submissions without any independent investigation of the books and records of the Business. The costs of the Independent Accountants with respect to the Closing Statement of Net Assets or the computation of the Adjustment Amount shall be divided equally between CCL and the Purchaser. The decision of the Independent Accountants with respect to the Closing Statement of Net Assets or the computation of the Adjustment Amount shall be final and binding on each of the parties hereto.

 (d) In connection with the preparation of the Closing Statement of Net Assets, a physical inventory shall be taken at such time as CCL and the Purchaser mutually agree pursuant to which all Inventories will be counted as to quantity by personnel of CCL and the Purchaser, using procedures normally used by Kolmar to take inventory. The Inventory count will be rolled forward to the Closing Date. For purposes of determining the value of the Inventories (including the roll-forward), Kolmar's cost accounting systems and methodology shall be utilized. Any disputes as to physical count, usability or saleability of any item of the Inventories will, if possible, be resolved which such physical inventory is being taken. Any unresolved disputes regarding the foregoing not resolved by the date on which CCL is required to provide the Closing Statement of Net Assets to the Purchaser pursuant to subsection 5.2(b) will be settled in the same manner as provided for in subsection 5.2(c).

 (e) The Adjustment Amount shall equal the Net Asset Value as of the Closing Date as shown on the Closing Statement of Net Assets less the Net Asset Value as reflected on the Reference Pro Forma Statement of Net Assets. Subject to subsection 5.2(c), if the Net Asset Value as of the Closing Date exceeds the Net Asset Value as reflected on the Reference Pro Forma Statement of Net Assets, the Purchase Price shall be increased by such excess amount and if the Net Asset Value as of the Closing Date is less than the Net Asset Value as reflected on the Reference Pro Forma Statement of Net Assets, the Purchase Price will be reduced by the amount of such deficiency. Subject to subsection 5.2(c), the Adjustment Amount shall be paid by the Purchaser to CCL if the Purchase Price is to be increased, or by CCL to the Purchaser if the Purchase Price is to be reduced, two business days following the day on which the Closing Pro Forma Statement of Net Assets is finalized pursuant to the provisions of this
            Section 5.2.

 5.3 The Purchase Price shall be allocated between the Purchased Shares and the Purchased Assets and among the Purchased Assets as set out in
 Schedule 5.3 - Allocation of Purchase Price, but such allocation will be subject to adjustment following determination of the Adjustment Amount.

 5.4 The Purchaser shall be liable for and shall pay all federal and provincial sales taxes (including any land transfer taxes) properly payable in respect of the transfer of the Purchased Assets by CCL to the Purchaser.

             ARTICLE VI  - REPRESENTATIONS AND WARRANTIES OF CCL

 CCL represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the completion of the transactions herein contemplated:

 6.1 Each of CCL, CCL Delaware, Kolmar and the Subsidiaries is a corporation duly incorporated and subsisting under the laws of its jurisdiction of incorporation, has all necessary corporate power and authority to own and lease its property and to carry on its business as now being conducted by it and is duly qualified, licensed or registered to carry on its business as now being conducted in all jurisdictions in which the nature of the business conducted by it or the property owned or leased by it makes such qualification, licensing or registration necessary.

 6.2 Each of CCL and CCL Delaware has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed and delivered by each of CCL and CCL Delaware and constitutes the legal, valid and binding obligation of each of CCL and CCL Delaware, enforceable against CCL and CCL Delaware, in accordance with its terms.

 6.3 CCL is the beneficial owner of the Purchased Assets, free and clear of all Liens, except Permitted Liens. CCL Delaware is the registered and beneficial owner of the Purchased Shares free and clear of all Liens. Kolmar and the Subsidiaries are the beneficial owners of all of their respective assets, free and clear of all Liens except Permitted Liens, and such assets, plus the Purchased Assets, constitute all the assets needed to carry on the Business as currently conducted. Except for the Purchaser under this Agreement, no person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition:
 (i) from CCL, of any of the Purchased Assets, other than in the ordinary course of the business of the Division; (ii) from CCL Delaware, of any of

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 the Purchased Shares; (iii) from Kolmar any shares of a Subsidiary or (iv)
 from Kolmar or any of the Subsidiaries, for the purchase, subscription, allotment or issuance of any shares (whether issued or unissued) or securities convertible into shares of Kolmar or any of the Subsidiaries or (except for sales of inventory in the ordinary course of business) any material assets of Kolmar or any of the Subsidiaries.

 6.4 Kolmar is the registered and beneficial owner of all of the shares of the Subsidiaries, free and clear of all Liens.

 6.5(a) The authorized capital of Kolmar consists of 1,000 common shares, of which 2 common shares are, and will be at the Time of Closing, issued and outstanding as fully paid and non-assessable and registered in the name of CCL Delaware, free and clear of all Liens;

 (b) The authorized capital of Kolmar Mexico consists of 151,615 common shares, of which 151,615 common shares are, and will be at the Time of Closing, issued and outstanding as fully paid and non-assessable and registered in the name of Kolmar (or in respect of one share, its nominee), free and clear of all Liens;


 (c) The authorized capital of Kolmar Australia consists of 49,900 preferred shares and 1,000 ordinary shares, of which 24,000 preferred shares and 1,000 ordinary shares are, and will be at the Time of Closing, issued and outstanding as fully paid and non-assessable and registered in the name of Kolmar, free and clear of all Liens; and

 (d) The authorized capital of Designed Cosmetics, Inc. consists of 1,000 common shares, of which 200 common shares are and will be at the Time of Closing, issued and outstanding as fully paid and non-assessable and registered in the name of Kolmar, free and clear of all Liens.

 6.6 Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will result in:

 (a) a breach or violation of any provision of the charter documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of CCL or CCL Delaware;

 (b) a breach of, or a default under, any term or provision of any material contract to which CCL, CCL Delaware, Kolmar or the Subsidiaries is a party or by which any of them are bound which would give a third party the right to terminate or materially modify such agreement or claim damages in an amount material in relation to such contract;

 (c) a violation by CCL or CCL Delaware of any statute, regulation, rule, order, judgment, injunction, decree or award of any court or governmental body having jurisdiction, which violation would have a material adverse effect on the Business or on CCL and CCL Delaware's ability to consummate the transactions contemplated hereby, subject to preparing the requisite filing and obtaining the requisite consents under the HSR Act;

 (d) an imposition of any material Liens or other restriction on the Business or on any of the Purchased Assets, the Purchased Shares, on the assets of Kolmar or on the assets of the Subsidiaries; or

 (e) a requirement for the consent, authorization or approval of any person in addition to those described in Schedule 6.7 - Consents.

 6.7 No consent, approval or authorization of, or declaration, filing or registration with any person is required to be made or obtained by CCL or CCL Delaware except for the filings, notifications and applications set out in Schedule 6.7 - Consents or that relates solely to the identity of the Purchaser. There is no requirement under any material contract relating to the Business, the Purchased Shares or the Purchased Assets to which CCL, CCL Delaware, Kolmar or any of the Subsidiaries is a party or by which it is bound to give any notice to or to obtain the consent or approval of any party to such agreement relating to the consummation of the transactions herein contemplated, except for those notifications, consents and approvals set out in Schedule 6.7.

 6.8 Schedule 6.8 - Real Property provides an accurate and complete description of (i) all real property owned by or leased to Kolmar and the Subsidiaries; and (ii) the real property included in the Purchased Assets:
 (collectively the real properties referred to in (i) and (ii) herein are referred to as the "Real Property"). The Real Property includes all real estate used to conduct the Business as presently conducted. Each of Kolmar and the Subsidiaries and CCL in respect of the Division's Barrie Facility, has good and marketable title to the Real Property specified as owned by it in Schedule 6.8 - Real Property, free and clear of Liens except as set out in Schedule 6.8 - Real Property and except for Permitted Liens. To the knowledge of CCL, none of the Real Property is subject to any expropriation or condemnation proceedings which would preclude the use of any such properties by Kolmar, the Subsidiaries or the Division for the purposes for which it is currently used. All leases of Real Property specified as leased to Kolmar, the Subsidiaries or CCL in respect of the Division, are in good standing in all material respects and none of Kolmar, the Subsidiaries or CCL is in material default thereunder.

 6.9 CCL has delivered to the Purchaser the Financial Statements, accompanied by the unqualified opinion of CCL's accountants. The Financial Statements (a) are prepared in accordance with GAAP consistently applied as at the dates and for the periods covered thereby, and except as otherwise noted therein, (b) fairly present the financial condition and results of operations of the Business as of the dates and for the periods then ended, and (c) in all material respects (i) are in agreement with the books and records of the Division, Kolmar and the Subsidiaries, (ii) contain and reflect adequate provisions for all liabilities and all taxes, federal, state, local or foreign, with respect to the periods then ended and in all prior periods, (iii) with respect to contracts and commitments, contain and reflect adequate reserves for all reasonably anticipated losses and costs and expenses, and (iv) contain and reflect adequate allowances for excess and obsolete Inventory. Except as set forth in Schedule 6.9 hereto, neither the Division, Kolmar nor any of the Subsidiaries has any liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to the Business or which individually or in the aggregate could cause any material adverse change in the financial condition or results of operations of the Business and which have not been reflected in the Financial Statements. Neither the Division, Kolmar nor any Subsidiary is in default in respect to any material term or condition of any indebtedness or liability.

 6.10   Except as contemplated by this Agreement and except as set out in
 Schedule 6.10 - Material Changes, since September 30, 1997:

 (a) the Business has been conducted only in the ordinary and usual course;

 (b)    there has been no material adverse change to the Business;

 (c) there has been no amendment, modification or termination of any contract listed on Schedule 6. 11 - Contracts;

 (d) there has been no increase (other than the usual yearly increase) in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash salary bonus to, any officer, director or employee of, or consultant to the Business receiving remuneration of more than $75,000 per annum; and

 (e) there has been no material alteration in the manner of keeping the books, accounts or records of the Business, or in the accounting practices therein reflected.

 6.11 Schedule 6.11 - Contracts provides an accurate and complete list of all contracts, other than purchase orders for the sale of inventory or the purchase of supplies in the ordinary course of business, related to the Business and involving the payment of an amount (whether in a lump sum or in a series of installments) in excess of $250,000 per annum or which have more than one year remaining in the term thereof. Except as set out in
 Schedule 6.11, there has not been any material default by CCL, Kolmar or the Subsidiaries, or to the knowledge of CCL, by any other party under any of such contracts nor any event which with notice or lapse of time or both would constitute a material default or material breach by CCL, Kolmar or any of the Subsidiaries, or to the knowledge of CCL, by any other party under any such contracts.

 6.12 Except as described in Schedule 6.12 - Litigation, there are no actions, suits or proceedings pending or to the knowledge of CCL, threatened against or affecting the Division, Kolmar or the Subsidiaries, or any of their respective properties or rights or any of the Purchased Assets or the Purchased Shares involving claims (exclusive of legal costs) individually exceeding $250,000.

 6.13 Schedule 6.13 - Employment Agreements lists all collective bargaining agreements and employment contracts with respect to the Business, copies of which have been furnished to the Purchaser. The Purchaser has been provided with a complete list of the names, positions and annual salaries of the officers of Kolmar and the Subsidiaries, the divisional management team and the site general managers.

 6.14 To the knowledge of CCL and except as noted in Schedule 6.14 - Compliance with Laws, the current operation of the Business is in compliance in all material respects with all applicable laws, including without limitation, Environmental Laws and regulations of the United States Food and Drug Administration or its equivalent in other countries. Each of CCL (with respect to the Division), Kolmar and the Subsidiaries holds all material governmental licenses and permits for the carrying on of the Business and none of CCL, Kolmar or the Subsidiaries has received any notice that any appropriate governmental authority intends to cancel, terminate or not renew any material license or permit.

 6.15 Schedule 6.15 - Intellectual Property provides a complete and accurate list of all trademarks, licenses, patents, business names and copyrights included in the Purchased Assets or owned by CCL, any CCL affiliate, Kolmar or the Subsidiaries and used in the Business except for the name "CCL" (collectively the "Intellectual Property") and the Intellectual Property is owned by or validly licensed to, CCL, Kolmar or the Subsidiaries, as the case may be, and the Division, Kolmar or the

 Subsidiaries have the right to use the same. To the knowledge of CCL, the conduct of the Business does not infringe upon the patents, licenses, trademarks, trade names, service marks, copyrights or similar intellectual property rights of any other person. The Intellectual Property includes all intellectual property used in the Business other than the name "CCL".

 6.l6(a) CCL has duly filed within the times and in the manner prescribed by law all Tax returns and reports required to be filed by it in respect of the Business and such returns and reports are true and correct in all material respects. CCL has paid all Taxes in respect of the Business which are due and payable by it other than as specifically disclosed and accrued for in the Financial Statements and other than amounts or assessments being contested in good faith and for which appropriate - reserves are established as identified on Schedule 6.16 - Taxes. CCL has withheld from each payment made by it in respect of the Division the amount of all applicable Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under applicable legislation or regulation.

 (b) Each of Kolmar and each of the Subsidiaries has duly filed within the times and in the manner prescribed by law all returns and reports in respect of Taxes required to be filed by it and such returns and reports are true and correct in all material respects. Each of Kolmar and the Subsidiaries has paid all Taxes which are due and payable by it, other than as specifically disclosed and provided for in the Financial Statements and other than amounts or assessments being contested in good faith and for which appropriate reserves are established as identified on Schedule 6.16 - Taxes. (c) There are no actions, suits, proceedings, audits, written inquiries or claims now pending against Kolmar or any of the Subsidiaries in respect of Taxes or against CCL in respect of Taxes or against CCL in respect of Taxes relating to the Business.

 (c) There are no agreements, waivers or other arrangements providing for the extension of time with respect to the filing of any return or report or payment of Taxes by Kolmar or any Subsidiaries or the period of assessment or reassessment of Taxes in respect of Kolmar or any of the Subsidiaries. Each of Kolmar and each of the Subsidiaries has withheld from each payment made by it the amount of all applicable Taxes and other deductions required to be withheld therefrom and has paid the same to the proper taxing or other authority within the time prescribed under applicable legislation or regulation.

 6.17 Schedule 6. 17 - Benefit Plans provides a complete list of the pension, retirement, profit sharing and other employee benefit plans established by or for the employees of the Division, Kolmar and the Subsidiaries (collectively the "Employee Plans").

 (a) Each of the Employee Plans has been registered under and is in compliance with all applicable legislation and has been maintained in compliance with its terms.

 (b) No individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in
      Section 280G of the Code or any similar legislation, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

 (c) No Employee Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither CCL, Kolmar nor and of its ERISA Affiliates has had asserted against it any claim for taxed under Chapter 43 Subtitle A of the Code, Section 5000 of the Code, or for penalties under ERISA Section 502(c), (I) or (l), with respect to any Employee Plan nor is there a basis for any such claim. No officer, director or employee of CCL, Kolmar or any Subsidiary has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan.

 (d) Other than routine claims for benefits, there is no claim pending, or to the knowledge of CCL, Kolmar and the Subsidiaries threatened, involving any Employee Plan by any person against such plan or CCL, Kolmar or any ERISA Affiliate. There is no pending or to the knowledge of CCL, Kolmar and the Subsidiaries threatened, proceeding involving any Employee Plan before the Internal Revenue Service, the U.S. Department of Labor or any other governmental authority.

 (e) There is no violation of any reporting or disclosure requirement imposed by ERISA or the Code with respect to any Employee Plan.

 (f) Each Employee Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code. CCL, Kolmar, each Subsidiary and their respective ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Plan and applicable law or required to be paid as expenses under such Employee Plan, and shall continue to do so through the Closing. Each

      Employee Plan intended to be qualified under Code Section 401(a) has received a determination letter to that effect from the Internal Revenue Service and no event has occurred and no amendment has been made that would adversely affect such qualified status.

 (g) With respect to any group health plans maintained for the benefit of employees of the Business, CCL, Kolmar and each Subsidiary and its respective ERISA Affiliates have complied in all material respects with the provisions of Part y of Title I of ERISA and 4980B of the Code. The Business is not obligated to provide health care benefits of any kind of its retired employees pursuant to any Employee Plan, including without limitation any group health plan, or pursuant to any agreement or understanding.

 (h) The Purchaser has received a copy of the three (3) most recently filed Federal Form 5500 series and accountant's opinion's, if applicable, for each Employee Plan and all applicable Internal Revenue Service determination letters.

 6.18 To the knowledge of CCL and subject to the reserve for doubtful accounts set out on Closing Balance Sheet, all Accounts Receivable are good and collectible.


       ARTICLE VII  -  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

 The Purchaser represents and warrants to CCL and CCL Delaware as follows and acknowledges that CCL and CCL Delaware are relying upon such representations and warranties in connection with the completion of the transactions herein contemplated:

 7.1 The Purchaser is a corporation duly incorporated and subsisting under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein.

 7.2 This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

 7.3 Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will result in:

 (a) a breach or violation of the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

 (b) a violation by the Purchaser of any statute, regulation, rule, order, judgment, injunction, decree or award of any court or governmental body having jurisdiction which would have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated hereby; or

 (c) a requirement for the consent, authorization or approval of any person other than under the HSR Act.

 7.4 The Purchaser has the requisite cash and cash equivalents or financing available under existing committed credit facilities in the aggregate amount of not less than the Purchase Price available to consummate the transactions contemplated hereby and such cash, cash equivalents or financing will be available to the Purchaser at the Time of Closing to pay the Purchase Price.



         ARTICLE VIII  - SURVIVAL AND LIMITATION OF REPRESENTATIONS,
                          WARRANTIES AND COVENANTS

 8.1 The representations and warranties of each of CCL on the one hand, and the Purchaser, on the other, contained in this Agreement or contained in any document or certificate delivered pursuant to this Agreement shall survive the Closing and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Purchaser or CCL and CCL Delaware, as the case may be, for the following periods:

 (a)  with respect to those representations and warranties of CCL set out in
      Section 6.14 relating to compliance with Environmental Laws, until the fifth anniversary of the Closing Date;

 (b) with respect to all other representations and warranties of CCL or the Purchaser, until the earlier of 18 months after the Closing Date and delivery of the audited financial statements of the Business for the year ending December 31, 1998;

 (c) with respect to Taxes and statements relating to Taxes, until the expiration of the applicable statute of limitations; and

 (d) with respect to the title of CCL to a Purchased Asset, Purchased Shares, or with respect to the title of Kolmar and the Subsidiaries to their respective assets, indefinitely.

 8.2 The covenants of the parties hereto (other than the indemnities of the parties as shall hereinafter be provided) shall survive the Closing and notwithstanding the Closing, shall continue in full force and effect without limitation.

 8.3 Any claim by a party hereunder for a breach of representation, warranty or covenant or indemnification with respect thereto shall be preserved despite the subsequent occurrence of the termination of the applicable survival period hereunder provided notice of such claim is given in accordance with Section 9.4 prior to the termination of the survival peri0d.

 8.4 The amount of any damages which may be claimed by the Purchaser for indemnification for a breach of a representation or warranty by CCL shall be calculated to be the cost or loss to the Purchaser after giving effect to any insurance proceeds available to the Purchaser, Kolmar and the Subsidiaries in relation to the matter which is the subject of the claim and after giving effect to the value of any related tax benefits realized or which may reasonably be anticipated to be realized by the Purchaser, Kolmar or any of the Subsidiaries in relation to the matter which is the subject of the claim. To the extent that insurance is available on reasonable commercial terms, the Purchaser agrees to cause the assets and the operations of the Business as conducted by it to be insured by reputable insurers against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts normally carried by such corporations in the ordinary course of business. In addition and provided that CCL has agreed to any Phase II testing or investigatory work pursuant to Section l0. 1, the Purchaser agrees to purchase and maintain a policy of environmental liability insurance on the terms set out in Schedule 8.4 - Environmental Insurance and such policy shall name CCL and its affiliates, directors, officers, employees and agents as named insureds.

 8.5(a)         Notwithstanding any other provision of this Agreement, but save and except in respect of the Offsite Locations, the Purchaser shall not be entitled to make any claim for breach of representation, warranty or covenant or indemnity with respect thereto until and only to the extent that the aggregate amount of all damages, costs, expenses, liabilities, penalties or losses (collectively, "Losses") incurred by the Purchaser, after taking into account the provisions of Section 8.4 hereof, exceeds $750,000 (the "Threshold Amount") (with Losses in an aggregate amount equal to the first $750,000 treated as a deductible and not paid); provided that the Threshold Amount shall not apply and there shall be no maximum indemnity limit with respect to Losses arising under Sections 6.3, 6.4 and 6.8; and provided that there shall be no maximum indemnity limit with respect to Losses arising under Section 6.16 (other than for Taxes disclosed in the Closing Balance Sheet or any schedule hereto);

 (b) In respect of all Losses incurred or expenditures required to be made by the Purchaser, Kolmar or any of the Subsidiaries pursuant to Environmental Laws (save and except in respect of the Offsite Locations) and whether or not the Threshold Amount has been exceeded, the Purchaser covenants and agrees to pay or cause to be paid by Kolmar or the Subsidiaries the first $250,000 in such remedial expenditures and CCL's obligation to indemnify and save harmless the Purchaser relating to Environmental Laws will only arise when and to the extent that the aggregate expenditures made by the Purchaser, Kolmar and the Subsidiaries to remediate the matter or matters giving rise to a Claim or Claims relating to Environmental Laws exceeds $250,000 (with remedial expenditures in an aggregate amount equal to the first $250,000 treated as a deductible and not paid); and

 (c) The maximum aggregate liability of CCL to the Purchaser in respect of all breaches, non-performance, claims and indemnities howsoever arising under this Agreement will be limited to $6,500,000, save and except in respect of the offsite Locations and as provided in subsection 8.5(a).


                       ARTICLE IX  -   INDEMNIFICATION

 9.1 Subject to the provisions of Sections 8.4 and 9. 10, CCL covenants and agrees to indemnify and save harmless the Purchaser, Kolmar and the Subsidiaries and their respective officers, directors and their employees (the "Purchaser Parties") from all damages, costs, expenses, liabilities, penalties or losses (collectively, "Losses") suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

 (a) any breach by CCL of or any inaccuracy of any representation or warranty of CCL contained in this Agreement provided that CCL shall not be required to indemnify and save harmless the Purchaser Parties in respect of any breach of a representation or warranty unless the Purchaser shall have provided notice to CCL in accordance with Section
      9.4 on or prior to the expiry of the survival period for such representation and warranty as set out in Section 8.1 hereof;

 (b) any breach or non-performance by CCL or CCL Delaware of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or document delivered pursuant hereto; and

 (c) any obligations imposed upon any Purchaser Party pursuant to Environmental Laws that arise in respect of those properties and facilities listed in Schedule 9. 1 - Environmental Matters
      (collectively, such scheduled properties and facilities are herein referred to as "Offsite Locations").

 9.2 The obligations of indemnification by CCL pursuant to this Article IX are subject to the limitations with respect to the survival of the REPRESENTATIONS and warranties referred to in Section 1 and to the limitations referred to in Sections 8.4 and 8.5 hereof.

 9.3 The Purchaser covenants and agrees to indemnify and save harmless CCL and CCL Delaware from all Losses suffered or incurred by CCL or CCL Delaware as a result of or arising directly or indirectly out of or in connection with:

 (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement, provided that the Purchaser shall not be required to indemnify or save harmless CCL and CCL Delaware in respect of any breach of any representation or warranty unless CCL shall have provided notice to the Purchaser in accordance with Section 9.4 on or prior to the expiry of the survival period for such representation and warranty as set out in Section 8.1 hereof;

 (b) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto, including without limitation, any failure by the Purchaser to pay, satisfy, discharge, perform or fulfill any of the Assumed Liabilities;

 (c) any obligations or liabilities relating to the Business or the Real Property imposed upon CCL (or any of its affiliates) by any party hereto, any Governmental Entity or any other entity, whether pursuant to the terms of this Agreement or otherwise in respect of Environmental Laws (other than in respect of the Offsite Locations) to the extent that such obligations or liabilities relate only to actions or occurrences after the Closing Date and the aggregate of all such obligations and liabilities exceeds $6,500,000; and

 (d) any other matter relating to the Business or the Purchased Assets and arising based on acts or occurrences after the Closing that is not subject to indemnification by CCL pursuant to Section 9. 1 of this Agreement.

 9.4 In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the other party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, the Indemnified Party does not notify the Indemnifying Party of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

 9.5 With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration pursuant to Section 13.6.

 9.6 With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceeding, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

 9.7 If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, provided such settlement includes a full release of the indemnified Party; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

 9.8 The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

 9.9(a) With respect to any Losses relating to or arising from any Environmental Laws for which the Purchaser seeks indemnity, CCL shall have the right to control and investigate and/or remediate, at CCL's cost, any condition giving rise to a claim or demand for indemnification by the Purchaser under this Agreement. CCL (including its employees, contractors, representatives and agents) shall have reasonable access (in time, manner and scope) to the Real Property and, to the extent under Purchaser's control, the Offsite Locations, as the case may be, for the purpose of conducting any investigation and/or remediation, including any sampling or monitoring which may be required to be performed by CCL.

 (b) The Purchaser shall use its best efforts to cooperate with CCL to minimize costs with respect to Losses arising pursuant to Environmental Laws.

 (c) Each party shall give prompt written notice to the other of any report or other document submitted, whether voluntarily or by requirement of any Governmental Entity which describes any environmental condition existing prior to the Closing Date on any of the Real Property or on any of the offsite Locations. Each party shall have the right to review and comment upon any submission made by the other to a Governmental Entity which describes or addresses any environmental condition for which a party is claiming indemnification from the other hereunder, and each party, to the extent reasonable, shall revise such submission in accordance with the other's comments thereon. Each party shall give the other prompt written notice of, and each party and its representatives shall have the right at its cost to participate in, any telephone call or meeting with any Governmental Entity at which any environmental condition for which such party is claiming indemnification from the other party hereunder is to be discussed or addressed in any manner.

 (d) CCL will not have any obligation to indemnify the Purchaser from and against any Losses arising from or related to Environmental Laws: (i) which are not asserted by a third party (including government entities); (ii) which do not relate to an environmental condition on a Real Property or one of the offsite Locations and which condition existed prior to the Closing Date; (iii) arising with respect to any release or disposal of any Hazardous Substances by the Purchaser; (iv) resulting, directly or indirectly, from the Purchaser, its employees, contractors, representatives or agents, voluntarily conducting an investigation, sampling or monitoring of the Offsite Locations after the Closing unless required to do so by a Governmental Entity; (v) resulting from, directly or indirectly, any voluntary or involuntary after the Closing action by or omission of the Purchaser, its employees, contractors, representatives or agents to accelerate or delay the timing, to increase the cost or to further cause, exacerbate, contribute to or aggravate the leaking, migration or release of any Hazardous Substances at the Offsite Locations or on a Real Property; or (vi) in the event the Purchaser fails to give notice as required by Section 9.4 of this Agreement prior to, in respect of the Real Property, the fifth anniversary of the Closing Date. The Purchaser acknowledges and agrees that nothing contained herein absolves it of any obligation under any Environmental Laws for Losses arising from any condition that did not exist as of the Closing Date or with respect to violations of Environmental Laws by the Purchaser, its employees, contractors, representatives or agents.

 9.10 Neither party hereto will be liable to the other under this Agreement for any punitive, consequential or incidental damages (including loss of revenue or income, business interruption, cost of capital or loss of business reputation or opportunity) relating to any Claim for which either such party may be entitled to recover under this Agreement (other than indemnification of amounts paid or payable to third parties in respect of any Third Party Claim for which indemnification hereunder is required).

 9.11 The provisions of this Article IX shall apply to any Claim for breach of any representation, warranty, covenant or other provision of this Agreement or any agreement, certificate or other document delivered hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article IX.


                          ARTICLE X  - COVENANTS

 10.1 CCL shall make available to the Purchaser and their authorized representatives, to the CCL is logically able to do so, all title documents, contracts, agreements, leases, customer lists, financial statements, plans, reports, licenses, orders, permits, books of account, accounting records and other information and data relating to the Business, the Division, Kolmar and the Subsidiaries. CCL shall afford the Purchaser and its authorized representatives reasonable access to the Purchased Assets and to the property, assets, undertaking, properties, records and documents of the Division, Kolmar and the Subsidiaries and any other records of CCL pertaining to the Business. All information shall be provided to the Purchaser in such form as such information may presently exist or be readily available. In particular, without limitation, CCL shall permit the Purchaser's representatives or consultants to conduct all such Phase I testing and inspection (but no Phase II testing or investigatory work unless (i) required in order to obtain the policy of insurance contemplated by Section 8.4 and (ii) consented to in writing by CCL acting reasonably) in respect of environmental matters at the Real Property as the Purchaser may determine, in its sole discretion, to be required by the Purchaser to satisfy itself in respect of such martyrs.

 10.2(a) If, prior to the Closing Date, the Purchaser obtains knowledge that a representation and warranty of CCL is materially untrue or inaccurate or that a covenant is breached, the Purchaser shall immediately provide notice of same to CCL. The giving of notice shall not constitute a release of CCL or CCL Delaware from their obligations under this Agreement. The parties hereto agree to negotiate in good faith during the seven days immediately following delivery of such notice to CCL to determine the consequences of such disclosure and if the parties hereto fail to reach agreement during such seven-day period, either of CCL or the Purchaser may, in its sole and absolute discretion, elect to terminate this Agreement after the expiration of such seven-day period, in which event each of the parties hereto will be released from all obligations and liabilities under this Agreement (other than pursuant to Section 13.8).

 (b) CCL will deliver to the Purchaser as soon as possible after the date hereof drafts of the Schedules and Exhibits referred to in Article II. The Purchaser shall have 15 days after receipt of the last of the Schedules and Exhibits to be delivered by CCL to the Purchaser (other than Schedule 1.1(t) - Financial Statements and Schedule 1.1 (kk) - Reference Proforma Statement of Net Assets) to advise CCL as to whether or not it accepts such Schedules and Exhibits. With respect to each of Schedule 1.1(t) - Financial Statements and Schedule 1.l (kk) - Reference Proforma Statement of Net Assets the Purchaser shall have 15 days after delivery of such Schedule as to whether it accepts such Schedule. In the event the Purchaser does not accept a Schedule or Exhibit, the parties will negotiate in good faith during the 7 day period immediately following the delivery of such Schedules and Exhibits as set out above to settle the contents of such Schedules and Exhibits. If the parties are unable to reach such an agreement within such 7 day period, then either CCL or the Purchaser may, in its sole and absolute discretion, elect to terminate this Agreement as to the expiration of such 7 day period, in which event each of the parties hereto will be released from all obligations and liabilities under this Agreement (other than pursuant to Section 13.8).

 (c) CCL will deliver to the Purchaser at last two business days prior to the Closing Date, a written update or supplement to the Schedules attached to this Agreement reflecting events occurring and material contracts and agreements entered into in the ordinary course of the operations of the Business from the date of this Agreement through the Closing Date. All changes from the Schedules attached to this Agreement will be marked clearly on such updated or supplemental Schedules. To the extent that such updated or supplemental Schedules reflect matters or events which have occurred after the date of this Agreement in the ordinary course of the Business, which do not constitute a violation of any of CCL's covenants set forth in this
        Article X and which do not, alone or in the aggregate, represent a material adverse change in the business financial condition or results of operations of the Business, then the Schedules shall be deemed to be amended as of the Closing Date to include the information set forth on such updated or supplemental Schedules. To the extent that such updated or supplemental Schedules reflect matters or events which have occurred after the date of this Agreement and which alone or in the aggregate, represent a material adverse change in the business, financial condition or results of operations of the Business then: (i) the parties will negotiate in good faith during the seven-day period immediately following the delivery of the updated or supplemental Schedules to determine the consequences of such disclosures; (ii) the Schedules attached to this Agreement will be amended only to the extent that the parties mutually agree as a result of such negotiation; and (iii) either of CCL or the Purchaser may, in its sole and absolute discretion, elect to terminate this Agreement after the expiration of such seven-day period, in which event each of the parties hereto will be released from all obligations and liabilities under this Agreement (other than pursuant to Section 13.8).

 10.3 During the period from the date of this Agreement until Closing:

 (a) CCL will or will cause the Business to be conducted in the ordinary and normal course thereof, consistent with past practices and will not take any action inconsistent therewith or with the consummation of the Closing;

 (b) CCL will use reasonable commercial efforts to obtain, at or prior to Closing, all the consents and approvals described in Schedule 6.7 - Consents and to make all such filings and submissions under applicable laws, regulations and rules as may be required for CCL and CCL Delaware to consummate the transactions herein contemplated, provided that CCL will not be obligated hereunder to pay any consideration to the third party from whom such approval or consent is required;

 (c) CCL will take or cause to be taken all necessary corporate action and proceedings to approve and authorize the valid and effective transfer of the Purchased Assets and the Purchased Shares to the Purchaser;

 (d) CCL will cause all of the directors of Kolmar and the Subsidiaries to resign in favour of the nominees of the Purchaser; and

 (e) CCL will cause to be delivered the closing documentation of CCL and CCL Delaware referred to in Article XII hereof.

 10.4 CCL and the Purchaser covenant and agree:

 (a) to make all necessary notification and filings under the HSR Act and to use their reasonable efforts to obtain early termination of the applicable waiting period and to make all further filings pursuant thereto as may be necessary or desirable;

 (b) on Closing, to jointly execute and promptly file with Revenue Canada an election under Section 22 of the Income Tax Act (Canada) as to the sale of the Accounts Receivable included in the Purchased Assets and such election will designate the portion of the Purchase Price allocated to the Accounts Receivable as the consideration paid therefor by the Purchaser; and

 (c) on Closing, to jointly elect and to file, within the required time, under subsection 167(1) of the Excise Tax Act (Canada) that no tax be payable pursuant to Part IX of the Excise Tar Act (Canada) with respect to the sale by CCL to the Purchaser of the Purchased Assets.

 10.5 The Purchaser hereby waives compliance by CCL with the Bulk Sales Act (Ontario) CCL shall indemnify the Purchaser with respect to all Losses which the Purchaser incurs as a result of CCL's non-compliance with such legislation except to the extent that such Losses arise from the Purchaser's failure to pay and satisfy any of the Assumed Liabilities.

 10.6 The Purchaser covenants and agrees to deliver or cause to be delivered the Purchaser's closing documentation referred to in Article XII hereof.

 10.7 As of the Closing Date, the Purchaser covenants and agrees to make bona fide offers of employment to each employee of CCL who is employed by the Division (collectively the "Transferred Employees"). Such offers of employment shall be substantially on the same terms and conditions (including, without limitation, rights and entitlements with respect to benefits) as CCL provided immediately prior to the Closing Date as disclosed by CCL to the Purchaser in writing. The Purchaser shall recognize the length of service with CCL or its affiliates of the Transferred Employees, including entitlement to vacation, notice of termination or pay in lieu hereof and severance pay, entitlement to benefits, including the vesting of pension benefits and recognition of deductible amounts previously paid by Transferred Employees in respect of health insurance and other benefit plans, such that the employment of the Transferred Employees shall not be deemed terminated for purposes of applicable law. The Purchaser shall be liable for all pay and benefits payable to Transferred Employees which relate to periods on or after the Closing Date and for all other obligations assumed pursuant hereto and shall indemnify and hold harmless CCL from any and all liabilities or obligations relating to any such Transferred Employees assumed or agreed to be performed hereunder or arising on or after the Closing Date. The Purchaser shall not have any responsibility or liability with respect to any employee of the Division who does not accept the Purchaser's offer of employment.

 10.8 At and as of the Closing Date, the Purchaser covenants and agrees to assume and agrees to perform, all liabilities and obligations which exist as of the Closing Date, or which arise thereafter, for repairs, replacements, returns or allowances and related services required by the terms and conditions of all warranties, express or implied, of CCL or the Division with respect to:

 (a) products manufactured and shipped to a purchaser or user by the Division, or services performed by the Division on or prior to the Closing Date, and

 (b) all products manufactured by the Division prior to or the manufacture of which by the Division is in process on, the Closing Date and which are shipped to a purchaser or user after the Closing Date.

 10.9 As soon as possible after the Closing Date, William M. Mercer Incorporated (the "Actuary") shall determine the amount of unfunded liabilities or surplus, if any, of the Employee Plans using assumptions consistent with those to determine unfunded liabilities or surplus for the year 1995. The final report of the Actuary shall be final and binding on all parties hereto unless objected to by the Purchaser within 30 business days after review by its own actuary and the parties hereto agree that the aggregate amount of unfunded liabilities, or aggregate surplus, as the case may be, shall constitute a reduction in the Purchase Price, in the case of an unfunded liability, or an increase in the Purchase Price, in the case of a surplus. Such surplus shall be paid by the Purchaser to CCL in such amounts and at such times as matches the timing of the funding the Purchaser would otherwise be required to make if such surplus did not exist if the calculations for funding requirements were made on the same basis as used to determine the surplus. Such reduction shall be paid by CCL to the Purchaser in such amounts and at such times as matches the timing of the funding by the Purchaser of such reduction without acceleration thereof if the calculations for funding requirements were made on the same basis as used to determine the amount of such unfunded liabilities. CCL and the Purchaser shall each pay one-half of the fees and expenses charged by the Actuary.

 10.10 CCL agrees to provide such reasonable assistance as the Purchaser may request (and the Purchaser shall reimburse CCL for its reasonable costs in connection therewith) in connection with an orderly transition of the Business.


                    ARTICLE XI   -  CONDITIONS OF CLOSING

 11.1 The purchase and sale of the Purchased Assets and the Purchased Shares are subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and/or performed at or prior to Closing except in the case of paragraph (h) below which must be fulfilled by November 7, 1997 or such later date as CCL shall approve acting reasonably:

 (a) the Purchaser shall be satisfied that the representations and warranties of CCL contained in this Agreement shall be true and correct in all material respects on the date hereof, except those representations and warranties that are qualified by the word "material", which representations shall be true and correct in all respects as of the date hereof;

 (b) the representations and warranties of CCL contained in this Agreement shall be true and correct on and as of the Closing Date in all material respects, except those representations and warranties that are qualified by the word "material", which representations and warranties shall be true and correct in all respects and the Purchaser shall have received on the Closing Date a certificate dated the Closing Date, in form reasonably satisfactory to counsel for the Purchaser, executed by CCL to the foregoing effect;

 (c) CCL shall have fulfilled and/or complied with, in all material respects, its obligations, covenants and agreements herein contained to be performed or caused to be performed by it and CCL shall have executed and delivered a certificate dated the Closing Date to the foregoing effect;

 (d) the consents and approvals referred to in Schedule 6.7 - Consents shall have been obtained in form and on terms satisfactory to the Purchaser, acting reasonably;

 (e) there is available to the Purchaser a policy of environmental liability insurance on substantially the terms set out in Schedule 8.4
      - Environmental Insurance;

 (f)  all Liens, except Permitted Liens, shall have been discharged;

 (g) no action or proceeding shall be pending or to the knowledge of CCL or the Purchaser, threatened by any person to enjoin, restrict or prohibit and no order shall have been obtained by any person enjoining, restricting or prohibiting the sale of any of the Purchased Assets or of the Purchased Shares to the Purchaser or the right of Kolmar and the Subsidiaries to continue to conduct the Business; and

 (h)  Mr. Christopher Denney shall have entered into an employment.

      arrangement with the Purchaser satisfactory to the Purchaser acting reasonably.

 If any of the foregoing conditions shall not be fulfilled and/or performed at or before the Time of Closing or in the case of paragraph (h) by November 7, 1997 or such later date as CCL shall approve acting reasonably, the Purchaser may terminate this Agreement by written notice to CCL and, in such event, the Purchaser shall be released from all obligations hereunder (other than pursuant to Section 13.8) without prejudice to any rights or remedies that the Purchaser may have against CCL and CCL Delaware, provided however that the Purchaser may waive compliance with any of such conditions in whole or in part, without prejudice to any of its rights of termination in the event of non fulfillment or non performance of any other condition, obligation or covenant, any such waiver to be binding on the Purchaser only if the same is in writing.

 11.2 The obligation of CCL to sell the Purchased Assets and of CCL Delaware to sell the Purchased Shares are subject to the following terms and conditions for the exclusive benefit of CCL and CCL Delaware to be fulfilled and/or performed at or prior to Closing:

 (a) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct, in all material respects, on the date hereof and shall be true and correct, in all material respects, on and as of the Closing Date and CCL and CCL Delaware shall have received on the Closing Date a certificate dated the Closing Date, in form and content reasonably satisfactory to counsel for CCL and CCL Delaware, executed by the Purchaser to the foregoing effect;

 (b) the Purchaser shall have fulfilled and/or complied with, in all material respects, its obligations, covenants and agreements herein contained to be performed or caused to be performed by it and the Purchaser shall have executed and delivered a certificate dated the Closing Date to the foregoing effect;

 (c) the consents and approvals referred to in Schedule 6.7 - Consents shall have been obtained in form and on terms satisfactory to CCL and CCL Delaware, acting reasonably; and

 (d) no action or proceeding shall be pending, or to the knowledge of the Purchaser or CCL, threatened by any person to enjoin, restrict or prohibit, and no order shall have been obtained by any person enjoining, restricting or prohibiting the sale of any of the Purchased Assets or the Purchased Shares to the Purchaser or the right of Kolmar and the Subsidiaries to continue to conduct the Business.

 If any of the foregoing conditions shall not be fulfilled and/or performed at or before the Time of Closing, CCL and CCL Delaware may terminate this Agreement by written notice to the Purchaser and, in such event, CCL and CCL Delaware shall be released from all obligations hereunder (other than pursuant to Section 13.8) without prejudice to any rights or remedies that CCL and CCL Delaware may have against the Purchaser, provided, however, that CCL and CCL Delaware may waive compliance with any of such conditions, in whole or in part, without prejudice to their rights of termination in the event of the non-fulfillment or nonperformance of any other condition or conditions, any such waiver to be binding on CCL and CCL Delaware only if the same is in writing.


                    ARTICLE XII   -  CLOSING ARRANGEMENTS

 12.1 The Closing of the transactions contemplated by this Agreement shall take place at the Time of Closing on the Closing Date at the offices of Lang Michener, Suite 2500, BCE Place, 181 Bay Street, Toronto, Ontario.

 12.2 At the Time of Closing, CCL shall deliver to the Purchaser actual possession of the Purchased Assets and CCL and CCL Delaware shall deliver to the Purchaser the following documents duly executed by all persons other than the Purchaser, or do the following acts or things which delivery and performance constitute a condition precedent in favour of the Purchaser to the completion of the transactions herein provided for:

 (a) assignments of the Purchased Assets and any necessary notices and consents to perfect such assignments in form and content acceptable to the Purchaser, acting reasonably;

 (b) the share certificates evidencing all of the Purchased Shares duly endorsed for transfer in favour of the Purchaser together with the share certificates evidencing the issued and outstanding shares of the Subsidiaries registered in the name of Kolmar;

 (c)  the approvals and consents referred to in subsection 10.3(b);

 (d)  the certificates referred to in subsection 11.1(b) and (c);

 (e) a certified copy of the resolutions duly adopted by the board of directors of CCL authorizing the execution, delivery and performance of this Agreement by CCL, together with a certificate as to the incumbency and signatures of the officers executing this Agreement and the other documents executed pursuant hereto;

 (f) a certified copy of the resolutions duly adopted by the board of directors of CCL Delaware authorizing the execution, delivery and performance of this Agreement by CCL Delaware, together with a certificate as to the incumbency and signatures of the officers executing this Agreement and the other documents executed pursuant hereto;

 (g) a certified copy of the resolutions duly adopted by the board of directors of Kolmar authorizing the transfer of the Purchased Shares to the Purchaser:

 (h)  the resignations referred to in subsection 10.3(d);

 (i) the minute books, securities registers and corporate seals of Kolmar and the Subsidiaries;

 (j) an opinion of counsel to CCL in the form attached as Schedule 12.2 - Opinion of Counsel to CCL; and

 (k) all other documents and instruments, conveyances and transfers reasonably required by the Purchaser to vest in or confirm to the Purchaser good and marketable title to the Purchased Assets and the Purchased Shares as contemplated by this Agreement.

 12.3 Subject to the satisfaction and fulfillment of all conditions provided for in this Agreement (unless waived in writing by the Purchaser at the Time of Closing), the Purchaser shall deliver to CCL and CCL Delaware the following documents duly executed by all persons other than CCL and CCL Delaware or do the following acts or things which delivery and performance constitute a condition precedent in favour of CCL and CCL Delaware to the completion of the transactions herein provided for:

 (a) an assumption of the Assumed Liabilities in form and content acceptable to CCL acting reasonably;

 (b)  the certificates referred to in subsections 11.2(a) and (b);

 (c) a certified copy of the resolutions duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser, together with a certificate as to the incumbency and signature of the officers of the Purchaser executing this Agreement and the other documents executed pursuant hereto;

 (d) the payment and deliveries referred to in Section 5.l hereof due on Closing; and

 (e)  an opinion of counsel the form of opinion attached hereto is Schedule
      12.3 - Opinion of Counsel to the Purchaser.

                          ARTICLE XIII   -  GENERAL

 13.1 Any announcement with respect to this Agreement by any of the parties hereto shall be submitted in advance for the comments of the other parties hereto where practicable; provided always that nothing herein contained shall prevent or restrict CCL from making any announcement with respect to this Agreement which it is required by law or by any stock exchange to make.

 13.2 Any notice required or permitted to be given for purposes of this Agreement shall be in writing and shall be sufficiently given if personally delivered at the applicable address set out below, or sent by registered letter, postage prepaid or transmitted by telecopy:

 (a)  if to the Purchaser:

      The Gordon + Morris Group
      840 Newport Center Drive, Suite 600
      Newport Beach, California
      92660

      Attention:  Drew Adams

      Telecopy No. (714) 759-7628

      and with a copy to its counsel at:

      Law Offices of Paul, Hastings, Janofsky & Walker LLP
      Seventeenth Floor
      695 Town Center Drive
      Costa Mesa, California
      92626-1924

      Attention:     Peter J. Tennyson

      Telecopy No. (714) 979-1921

 (b)  if to CCL or CCL Delaware addressed to it as follows:

      CCL Industries Inc.
      105 Gordon Baker Road
      Willowdale, Ontario
      M2H3P8

      Attention:  President


      Telecopy No. (416) 756-8555
      and with a copy to its counsel at:

      Lang Michener
      Barristers & Solicitors
      Suite 2500, BCE Place
      181 Bay Street
      Toronto, Ontario
      M5J2T7

      Attention: Geofrey Myers

      Telecopy No. (416) 365-1719

 or at such other address as the party to whom such writing is to be given shall have notified the party giving the same in the manner provided in this Section. Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the date it is so delivered at such address, provided that if such day is not a business day, then a notice shall be deemed to have been given and received on the next business day following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the fifth business day next following the date of its mailing. Any notice transmitted by telecopy shall be deemed given and received on the first business day after its transmission.

 13.3 Time shall be of the essence of this Agreement.

 13.4 This Agreement, including the Schedules and Exhibits hereto, and the confidentiality agreement dated August l, 1997 between CCL and the Purchaser, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. There are not and shall not be any verbal statements, representations, warranties, undertakings or agreements between the parties with respect to the purchase and sale of the Purchased Shares and the Purchased Assets and this Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

 13.5 No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver be effective or binding unless in writing and, unless otherwise provided, shall be limited to the specific breach waived.

 13.6 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without reference to conflicts or choice of law principles. Any dispute between the parties arising under this Agreement or the transactions contemplated by this Agreement (including without limitation any claim based on contract, tort or statute) shall be decided by arbitration as provided in this Section 13.6 and not by lawsuit (other tan disputes arising under Section 5.2, which shall be resolved as set forth therein). The arbitration shall be conducted in New York, New York, by a mutually acceptable single arbitrator, and shall be administered by the American Arbitration Association (the "ACP / AWP") in accordance with its then existing commercial arbitration rules, except as otherwise provided in this Section 13.6. In the event that the parties are unable to agree on a single arbitrator, the arbitration shall be conducted by an arbitrator agreed upon by CCL and Purchaser from a panel of five potential arbitrators selected by the ACP / AWP, with each of CCL and Purchaser being entitled to reject up to two arbitrators on the panel selected by the ACP / AWP. The parties shall strike arbitrators from the panel alternately, with CCL striking first. The parties shall not be entitled to conduct discovery except as permitted by the commercial arbitration rules of the ACP / AWP. The prevailing party, if any, will be entitled to recover reasonable fees and costs if awarded by the arbitrator. The parties to the dispute shall share equally the payment of the fees of the arbitrator, though the arbitrator, in his or her sole discretion, may order the non-prevailing party to pay the prevailing party's shall be signed by the arbitrator and shall include a statement of the basis of the award. Judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator may not award punitive damages, and the parties hereby irrevocably waive any right to punitive damages.

 13.7 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns but shall not be assignable by any of the parties hereto without the prior written consent of the other parties hereto, provided that the Purchaser may assign this Agreement and its rights and obligations hereunder to an affiliate of the Purchaser provided that such affiliate enters into a written agreement with CCL and CCL Delaware to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser shall continue to be bound by all of the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such affiliate fails to do so. For purposes hereof, a corporation is an affiliate of another if one of them, directly or indirectly, is the subsidiary of the other or both are subsidiaries of the same corporation.

 13.8 Except as specified herein, each party hereto shall pay its own legal, accounting and other expenses arising in respect of this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect. The Purchaser shall pay all costs of applying for new permits and all costs of obtaining the transfer of existing Assignable Permits.

 13.9 This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and each of which shall be deemed an original.

 13.10 For a period of six years after the Closing Date, the Purchaser agrees to permit CCL to have reasonable access to and to make copies of the books and records of the Division, Kolmar and the Subsidiaries relating to periods prior to the Closing Date, as may be necessary or desirable and reasonable in connection with the prosecution or defense of any claims, actions or proceedings by or against CCL or CCL Delaware which relate to the period prior to the Closing Date and for which CCL or CCL Delaware has or may have liability or for tax compliance purposes with respect to periods prior to the Closing Date. In connection with the right of access hereby granted, the Purchaser agrees to not intentionally discard, destroy or dispose of any such records or files without providing CCL with a reasonable right to take, at its own expense, possession of any such records or files or copies thereof.

 13.11 For a period of three years after the Closing Date, CCL on its own behalf, and on behalf of its subsidiaries, agrees that neither it nor its subsidiaries will solicit for employment any of the individuals named in
 Schedule 13.11 - Hands-Off.

 13.12 Each of the parties hereto upon the request of the other, whether before or after the Time of Closing shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, transfers, assignments, conveyances and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF this Agreement has been executed and delivered by the parties hereto on the date first above written.



                                     CCL INDUSTRIES, INC.


                                     By:       /s/  Mel Snider
                                        ------------------------------------


                                     By:       /s/  Steven Lancaster
                                        ------------------------------------


                                     CCL INDUSTRIES CORPORATION


                                     By:       /s/  Mel Snider
                                        ------------------------------------



                                     By:       /s/  Steven Lancaster
                                        ------------------------------------


                                     OUTSOURCING SERVICES GROUP, INC.


                                     By:       /s/  Joe Sortais, CFO
                                        ------------------------------------



                                     By:       /s/  Walter K. Lim
                                        ------------------------------------